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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF THE MAJESTIC STAR CASINO, LLC

                                                          JURISDICTION
                                                      OF INCORPORATION OR
                NAME                                      ORGANIZATION
                ----                                      ------------

1.  The Majestic Star Casino Capital Corp.                   Indiana
2.  Majestic Investor, LLC                                   Delaware
3.  Majestic Investor Holdings, LLC                          Delaware
4.  Majestic Investor Capital Corp.                          Delaware
5.  Barden Mississippi Gaming, LLC                           Mississippi
6.  Barden Colorado Gaming, LLC                              Colorado
7.  Barden Nevada Gaming, LLC                                Nevada